Exhibit 99

VF Reports 2016 Fourth Quarter and Full Year Results; Provides Outlook for 2017

  2016 revenue from continuing operations in line with 2015 at $12 billion (up 1 percent currency neutral);
  2016 international revenue increased 4 percent (up 6 percent currency neutral);
  2016 EPS from continuing operations down 9 percent to $2.78, adjusted EPS up 2 percent to $3.11 (up 7 percent currency neutral);
  2016 cash flow from operations reached almost $1.5 billion and the company returned more than $1.6 billion to shareholders through dividends and share repurchases;
  2017 revenue expected to increase at a low single-digit percentage rate including a 2 percentage point negative impact from changes in foreign currency;
  2017 gross margin expected to be 48.6 percent, which includes a 70 basis point negative impact from changes in foreign currency;
  2017 EPS expected to be down at a low single-digit percentage rate compared to 2016 adjusted EPS of $3.11 (up at a mid-single-digit percentage rate on a currency neutral basis); and,
  Expect to return more than $1.6 billion to shareholders in 2017 through share repurchases and dividends.

GREENSBORO, N.C.--(BUSINESS WIRE)--February 17, 2017--VF Corporation (NYSE: VFC) today reported financial results for its fourth quarter and full year ended December 31, 2016. All per share amounts are presented on a diluted basis. This release refers to “reported” and “currency neutral” amounts, terms that are described under the “Currency Neutral – Excluding the Impact of Foreign Currency” heading. This release also refers to adjusted amounts that exclude 2016 charges related to goodwill and intangible asset impairment, restructuring, and pension settlement which are described under the “Adjusted Amounts – Excluding Goodwill and Intangible Asset Impairment, Restructuring, and Pension Settlement Charges” heading. Adjusted amounts are presented based on continuing operations. Unless otherwise noted, “reported,” “adjusted,” and “currency neutral” amounts are the same. This release also refers to both “continuing” and “discontinued” operations amounts, which are concepts described under the “Discontinued Operations – Contemporary Brands” heading. Unless otherwise noted, results presented are based on continuing operations.

“VF’s global business model, diverse brand portfolio and focused operational discipline helped the company deliver solid results in 2016 despite an inconsistent U.S. marketplace,” said Eric Wiseman, Executive Chairman of the Board. “We’re pleased with the improved quality of our revenue, which reflects continued growth in our international and direct-to-consumer platforms, and our strong gross margin and cash generation performance that enabled us to return a record $1.6 billion to our shareholders. Looking forward, I expect the strategic and operational actions we are taking to generate even stronger long-term value for our shareholders.”

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items, and provide management’s view of why this information is useful to investors.

Adjusted Amounts – Excluding Goodwill and Intangible Asset Impairment, Restructuring, and Pension Settlement Charges

This release refers to adjusted amounts that exclude 1) noncash goodwill and intangible asset impairment charges related to our lucy® brand of $80 million pre-tax ($0.15 per share after-tax for full year 2016), 2) restructuring charges related to cost alignment initiatives of $58 million pre-tax ($0.10 per share after-tax for full year 2016), and 3) a noncash pension settlement charge of $51 million pre-tax ($0.07 per share after-tax for full year 2016). The pension settlement charge was a result of actions taken to reduce risk, volatility, and the liability associated with VF’s U.S. pension plan. The above charges were incurred during the fourth quarter of 2016. Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items, and provide management’s view of why this information is useful to investors.

Discontinued Operations – Contemporary Brands

On August 26, 2016, the company completed the sale of its Contemporary Brands businesses, which included the 7 For All Mankind®, Splendid® and Ella Moss® brands. Accordingly, the company removed the assets and liabilities of the Contemporary Brands businesses as of that date and included the results of those businesses in discontinued operations for all periods presented.

The company’s net loss from discontinued operations was $98 million in 2016, which includes the loss on the sale of the Contemporary Brands businesses and the operating results of the businesses, net of tax.

Fourth Quarter 2016 Income Statement Review

  Revenue was in line with last year’s fourth quarter at $3.3 billion (up 1 percent currency neutral) driven by strength in our international and direct-to-consumer platforms, and our Vans® business.
  Gross margin improved 90 basis points to a record 49.1 percent on a reported basis, as benefits from pricing, lower product costs and a mix-shift toward higher margin businesses were partially offset by changes in foreign currency and the impact of restructuring charges. On an adjusted basis, gross margin increased 160 basis points to 49.8 percent. Changes in foreign currency negatively affected both reported and adjusted gross margin by 90 basis points during the quarter.
  Operating income on a reported basis was down 41 percent to $320 million compared to the same period of 2015. On an adjusted basis, operating income decreased 5 percent to $509 million. Operating margin on a reported basis decreased 660 basis points to 9.6 percent. Adjusted operating margin decreased 90 basis points to 15.3 percent. Changes in foreign currency negatively impacted both reported and adjusted operating margin by about 60 basis points in the quarter.
  Earnings per share on a reported basis was down 33 percent to $0.63 compared to $0.94 during the same period last year. Adjusted earnings per share for the fourth quarter increased 3 percent to $0.97. Excluding the impact of changes in foreign currency, adjusted fourth quarter earnings per share was up 8 percent.

Fiscal Year 2016 Income Statement Review

  Revenue was in line with last year at $12.0 billion (up 1 percent currency neutral) driven by continued momentum in our international and direct-to-consumer platforms, and our Vans® business.
  Gross margin improved 20 basis points to 48.4 percent on a reported basis as benefits from pricing, lower product costs, and a mix-shift toward higher margin businesses were partially offset by changes in foreign currency and the impact of restructuring charges. On an adjusted basis, gross margin increased 40 basis points to 48.6 percent. Changes in foreign currency negatively affected both reported and adjusted gross margin by almost 80 basis points in 2016.
  Operating income on a reported basis was down 16 percent to $1.5 billion compared to the same period in 2015. Adjusted operating income was down 6 percent to $1.7 billion. Operating margin on a reported basis decreased 240 basis points to 12.5 percent. Adjusted operating margin decreased 90 basis points to 14.0 percent. Changes in foreign currency negatively impacted both reported and adjusted operating margin by 50 basis points in 2016.
  Earnings per share on a reported basis was down 9 percent to $2.78 compared to $3.04 in 2015. Adjusted earnings per share for 2016 increased 2 percent to $3.11. Excluding the impact of changes in foreign currency, adjusted 2016 earnings per share was up 7 percent.

Coalition Review

Fourth quarter revenue for Outdoor & Action Sports was up 2 percent to $2.1 billion. Full year Outdoor & Action Sports revenue also increased 2 percent in 2016 to $7.5 billion.

  Vans® brand revenue for the fourth quarter was up 14 percent (up 15 percent currency neutral) driven by a mid-teen increase in the Americas business (up high-teens currency neutral); and in Europe a return to growth with a mid-single-digit rate increase (up low single-digits currency neutral); and more than 20 percent (up more than 25 percent currency neutral) growth in Asia Pacific. Revenue for the Vans® brand for the full year was up 6 percent (up 7 percent currency neutral) and reached $2.3 billion.
  Fourth quarter revenue for The North Face® brand was down 8 percent (down 7 percent currency neutral) driven by the strategic decision to reduce sales to the off-price channel and the impact of bankruptcies in North America. Excluding these factors, The North Face® brand would have increased at a low single-digit rate. On a regional basis, the Americas declined at a low double-digit rate; Europe increased at a mid-teen rate (up high-teens currency neutral); and, Asia Pacific declined at a low double-digit percentage rate (down mid-single-digit currency neutral). For the full year, revenue for The North Face® brand declined 2 percent (down 1 percent currency neutral) to $2.3 billion.
  Timberland® brand revenue was up 4 percent in the fourth quarter (up 5 percent currency neutral) including a low single-digit rate increase in the Americas region; a high single-digit rate increase in Europe (up low double-digits currency neutral); and, a mid-single-digit rate increase in Asia Pacific. Full year Timberland® brand revenue was up 1 percent to $1.8 billion.

Fourth quarter operating income on a reported basis for Outdoor & Action Sports was consistent with 2015 at $385 million. On an adjusted basis, operating income increased 4 percent to $402 million. Changes in foreign currency negatively impacted both reported and adjusted operating profit growth by approximately 8 percentage points. Operating margin on a reported basis was 18.0 percent, down 40 basis points compared to the same period last year. Adjusted operating margin increased 50 basis points to 18.9 percent. Full year reported operating income decreased 3 percent to approximately $1.2 billion. Full year adjusted operating income decreased 2 percent. Changes in foreign currency negatively affected full year profit growth on both a reported and an adjusted basis by approximately 7 percentage points. Full year reported operating margin was 16.3 percent, compared to 17.1 percent in 2015. Full year adjusted operating margin was 16.5 percent in 2016.

Jeanswear fourth quarter revenue declined 5 percent (down 4 percent currency neutral) to $697 million. For the full year, global Jeanswear revenue was down 2 percent to $2.7 billion (flat currency neutral).

  Wrangler® brand revenue was down 1 percent (up 1 percent currency neutral) in the fourth quarter with revenue in line with last year in the Americas business (up low single-digit currency neutral); a high single-digit rate decrease in Europe (down mid-single digits currency neutral); and, a 20 percent decline in the Asia Pacific region (down high-teens currency neutral). Full year revenue for the Wrangler® brand was down 1 percent (up 1 percent currency neutral) to $1.7 billion.
  Fourth quarter revenue for the Lee® brand was down 13 percent (down 11 percent currency neutral) including a high-teens rate decline in the Americas region; a high single-digit rate increase in Europe (up low double-digits currency neutral); and, a mid-single digit rate decline in the Asia Pacific region (down low single-digit currency neutral). For the full year, revenue for the Lee® brand was down 3 percent (down 1 percent currency neutral) to $1.0 billion.

Fourth quarter operating income on a reported basis for Jeanswear decreased 27 percent to $103 million. On an adjusted basis operating income decreased 12 percent to $124 million. Changes in foreign currency offset the decline in both reported and adjusted operating profit by 2 percentage points. Operating margin on a reported basis was 14.8 percent, down 430 basis points compared to the same period last year. Adjusted operating margin decreased 130 basis points to 17.8 percent. Full year reported operating income decreased 8 percent to $492 million. Operating income on an adjusted basis decreased 4 percent to $512 million. Full year reported operating margin was 18.0 percent, compared to 19.2 percent in 2015. Full year adjusted operating margin was 18.7 percent in 2016.

Imagewear fourth quarter revenue increased 15 percent to $298 million with a more than 20 percent increase in the Licensed Sports Group (LSG) business and a mid-single-digit increase in the workwear business. For the full year, revenue for Imagewear was up 2 percent to $1.1 billion.

Fourth quarter operating income on a reported basis for Imagewear was up 40 percent to $55 million and reported operating margin increased 330 basis points to 18.5 percent. Adjusted operating income in the fourth quarter increased more than 40 percent to $57 million and adjusted operating margin increased 380 basis points to 19.0 percent. Changes in foreign currency positively affected both reported and adjusted operating profit growth by approximately 5 percentage points. For the full year, Imagewear operating income on a reported basis increased 14 percent to $180 million, and operating margin was 16.3 percent, a 170 basis point increase over 2015. Operating income on an adjusted basis increased 15 percent and adjusted operating margin increased 180 basis points to 16.4 percent. Changes in foreign currency positively affected both reported and adjusted operating profit growth by approximately 4 percentage points.

Sportswear fourth quarter revenue declined 17 percent to $162 million including a 20 percent decrease in Nautica® brand revenue and a 2 percent decline in the Kipling® brand’s North American business compared to the same period last year. For the full year, Sportswear coalition revenue was down 16 percent to $536 million.

Fourth quarter operating income for Sportswear decreased 63 percent to $10 million with operating margin at 6.5 percent, compared to 14.5 percent in the same period last year. Adjusted operating income in the fourth quarter decreased 53 percent, with adjusted operating margin of 8.3 percent. Full year 2016 reported operating income decreased 54 percent with operating margin of 6.8 percent, compared to 12.4 percent in 2015. Full year adjusted operating income decreased 50 percent with operating margin of 7.4 percent.

International Review

International revenue in the fourth quarter was up 5 percent (up 7 percent currency neutral). Revenue was up 6 percent (up 7 percent currency neutral) in Europe and up 6 percent (up 8 percent currency neutral) in the Asia Pacific region, including a 6 percent increase (up 14 percent currency neutral) in China. Revenue in the Americas (non-U.S.) region was down 1 percent (up 6 percent currency neutral). The international business represented 34 percent of total VF fourth quarter sales, compared to 33 percent in last year’s same period. For the full year, international revenue was up 4 percent (up 6 percent currency neutral). Revenue was up 5 percent (up 4 percent currency neutral) in Europe and up 3 percent (up 6 percent currency neutral) in the Asia Pacific region, including a 4 percent increase (up 10 percent currency neutral) in China. Revenue in the Americas (non-U.S.) region was up 2 percent (up 11 percent currency neutral). The international business represented 38 percent of total VF sales in 2016, compared to 37 percent in 2015.

Direct-to-Consumer Review

Direct-to-consumer revenue was up 11 percent (up 12 percent currency neutral) in the fourth quarter driven by a mid-teen increase in the Outdoor & Action Sports business and a mid-teen increase in the international business. The company’s e-commerce business continued its strong momentum with 21 percent revenue growth during the quarter. There were 1,507 VF-owned retail stores at the end of the quarter compared with 1,405 at the end of the fourth quarter of 2015. Direct-to-consumer revenue reached 37 percent of total fourth quarter revenue compared with 33 percent in last year’s same period. For the year, direct-to-consumer revenue was up 8 percent (up 9 percent currency neutral) driven by a low-teen increase in the Outdoor & Action Sports business and a low double-digit (mid-teen currency neutral) increase in the international business. Direct-to-consumer revenue was 28 percent of total VF revenue in 2016 compared to 26 percent in 2015.

Balance Sheet and Cash Flow Highlights

Inventories were up less than 1 percent compared to 2015 levels. In 2016, VF’s cash flow from operations reached almost $1.5 billion. The company also returned more than $1.6 billion to shareholders through dividends and share repurchases.

2017 Outlook

“The pace of change in both our industry and the broader consumer landscape is happening at an accelerated rate,” said Steve Rendle, President and Chief Executive Officer. “The proliferation of technology and innovation across all aspects of our lives has shifted consumers’ shopping behaviors and elevated their expectations when engaging with our brands. We are pivoting to become more agile and consumer centric to compete and win in this changing global marketplace.”

Key points related to VF’s full year 2017 outlook include:

  Revenue is expected to increase at a low single-digit percentage rate including about a two percentage point negative impact from changes in foreign currency. By coalition, revenue for Outdoor & Action Sports is expected to increase at a low single-digit percentage rate (up at a mid-single-digit rate currency neutral); revenue for Jeanswear is expected to approximate 2016 levels; Imagewear revenue is expected to increase at a low single-digit percentage rate; and Sportswear is expected to decline at a high single-digit percentage rate.
  International revenue is expected to grow at a low single-digit percentage rate (accelerating to a high single-digit percentage rate on a currency neutral basis). By geographic region, European revenue is expected to increase at a low single-digit percentage rate (up at a high single-digit rate on a currency neutral basis). In the Asia Pacific region, revenue is expected to increase at a mid-single-digit percentage rate (up at a high single-digit rate on a currency neutral basis). And, in the Americas (non-U.S.) region, revenue is expected to increase at a high single-digit percentage rate (up at a low-teen rate currency neutral).
  Direct-to-consumer revenue is expected to grow at a high single-digit percentage rate. Direct-to-consumer growth in 2017 includes the addition of about 50 stores and mid-single-digit comparable sales growth, including an expected increase of approximately 25 percent in e-commerce revenue.
  Gross margin is expected to be about 48.6 percent, consistent with 2016 gross margin on an adjusted basis, and includes about a 70 basis point negative impact from changes in foreign currency.
  Operating margin is expected to approximate 14 percent, including about a 70 basis point negative impact from changes in foreign currency.
  Earnings per share is expected to be down at a low single-digit percentage rate compared to 2016 adjusted EPS of $3.11 (up at a mid-single-digit percentage rate on a currency neutral basis).
  Cash flow from operations is expected to reach $1.5 billion.
  VF expects to return more than $1.6 billion to shareholders through share repurchases and dividends.
  Other full year assumptions include an effective tax rate in the low 20 percent range and capital expenditures of approximately $225 million.

In the first half of 2017, we expect revenue on a reported basis to decline at a low single-digit percentage rate (about flat on a currency neutral basis). We expect earnings per share to decline at a mid-single-digit percentage rate on a reported basis (up at a low single-digit rate on a currency neutral basis).

In the second half of 2017, we expect revenue on a reported basis to increase at a low single-digit percentage rate (up at a mid-single-digit rate on a currency neutral basis). Earnings per share is expected to increase at a low single-digit percentage rate on a reported basis (up at a high single-digit rate on a currency neutral basis).

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.42 per share, payable on March 20, 2017 to shareholders of record on March 10, 2017.

Webcast Information

VF will host its 2016 fourth quarter conference call beginning at approximately 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are Vans®, The North Face®,Timberland®, Wrangler®, and Lee®. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's response to changing fashion trends; increasing pressure on margins; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December		%	Twelve Months Ended December		%
	2016 (a)	2015	Change	2016 (a)	2015	Change

Net sales	$3,290,895	$3,294,661	0%	$11,902,314	$11,909,635	0%
Royalty income	29,679	31,618	(6%)	116,689	123,020	(5%)

Total revenues	3,320,574	3,326,279	0%	12,019,003	12,032,655	0%

Costs and operating expenses
Cost of goods sold	1,690,405	1,722,368	(2%)	6,196,335	6,235,699	(1%)
Selling, general and administrative expenses	1,310,048	1,065,876	23%	4,323,442	4,009,029	8%
Total costs and operating expenses	3,000,453	2,788,244	8%	10,519,777	10,244,728	3%

Operating income	320,121	538,035	(41%)	1,499,226	1,787,927	(16%)

Interest, net	(21,580)	(20,406)	6%	(85,636)	(81,620)	5%
Other income (expense), net	305	811	(62%)	2,001	1,028	95%

Income before income taxes	298,846	518,440	(42%)	1,415,591	1,707,335	(17%)

Income taxes	34,513	111,911	(69%)	243,064	392,204	(38%)

Income from continuing operations	264,333	406,529	(35%)	1,172,527	1,315,131	(11%)
Loss from discontinued operations, net of tax	-	(94,320)	*	(98,421)	(83,538)	*
Net income	$264,333	$312,209	(15%)	$1,074,106	$1,231,593	(13%)

Earnings per common share - Basic
Continuing operations	$0.64	$0.95	(33%)	$2.82	$3.09	(9%)
Discontinued operations	-	(0.22)	*	(0.24)	(0.19)	*
Total earnings per common share - Basic	$0.64	$0.73	(12%)	$2.58	$2.90	(11%)

Earnings per common share - Diluted
Continuing operations	$0.63	$0.94	(33%)	$2.78	$3.04	(9%)
Discontinued operations	-	(0.22)	*	(0.24)	(0.19)	*
Total earnings per common share - Diluted	$0.63	$0.72	(13%)	$2.54	$2.85	(11%)

Weighted average shares outstanding
Basic	413,214	425,814		416,103	425,408
Diluted	417,891	432,036		422,081	432,079

Cash dividends per common share	$0.42	$0.37	14%	$1.53	$1.33	15%

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended December 2016 and December 2015 relate to the 13-week and 52-week fiscal periods ended December 31, 2016 and January 2, 2016, respectively.

* Calculation not meaningful

(a) Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of 2016, which resulted in a $2.8 million and $29.3 million tax benefit in the Consolidated Statements of Income for the three and twelve months ended December 2016, respectively.

VF CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December	December
	2016	2015

ASSETS
Current assets
Cash and equivalents	$1,227,862	$944,423
Accounts receivable, net	1,197,678	1,289,962
Inventories	1,569,325	1,555,360
Other current assets	298,233	284,215
Current assets of discontinued operations	-	89,176
Total current assets	4,293,098	4,163,136

Property, plant and equipment	939,650	945,491
Intangible assets	1,839,698	1,948,611
Goodwill	1,736,959	1,788,407
Other assets	929,882	583,866
Other assets of discontinued operations	-	210,031
Total assets	$9,739,287	$9,639,542

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$26,029	$449,590
Current portion of long-term debt	253,689	3,351
Accounts payable	664,644	680,606
Accrued liabilities	841,038	782,148
Current liabilities of discontinued operations	-	26,018
Total current liabilities	1,785,400	1,941,713

Long-term debt	2,039,180	1,401,820
Other liabilities	973,786	900,256
Other liabilities of discontinued operations	-	10,915
Total liabilities	4,798,366	4,254,704

Stockholders' equity	4,940,921	5,384,838
Total liabilities and stockholders' equity	$9,739,287	$9,639,542

VF CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended December
	2016	2015 (a)

Operating activities
Net income	$1,074,106	$1,231,593
Depreciation and amortization	281,577	272,075
Other adjustments	122,236	(300,238)
Cash provided by operating activities	1,477,919	1,203,430

Investing activities
Capital expenditures	(175,840)	(254,501)
Proceeds from sale of businesses, net of cash sold	115,983	-
Software purchases	(44,226)	(63,283)
Other, net	(8,331)	(5,038)
Cash used by investing activities	(112,414)	(322,822)

Financing activities
Net increase (decrease) in short-term borrowings	(421,069)	432,262
Payments on long-term debt	(13,276)	(3,975)
Payments of debt issuance costs	(6,807)	(1,475)
Proceeds from long-term debt	951,817	-
Purchases of treasury stock	(1,000,468)	(732,623)
Cash dividends paid	(635,994)	(565,275)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	48,918	30,871
Cash used by financing activities	(1,076,879)	(840,215)

Effect of foreign currency rate changes on cash and equivalents	(6,369)	(66,683)

Net change in cash and equivalents	282,257	(26,290)

Cash and equivalents - beginning of year (b)	945,605	971,895

Cash and equivalents - end of year (b)	$1,227,862	$945,605

(a) Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of 2016, which resulted in a $56.9 million reclassification of cash flows from financing activities to operating activities in the Condensed Consolidated Statement of Cash Flows for the twelve months ended December 2015.

(b) The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statements of Cash Flows. The cash and equivalents amounts presented at December 2015 differs from cash and equivalents in the Condensed Consolidated Balance Sheet due to cash included in the "Current assets of discontinued operations."

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(Unaudited)
(In thousands)

	Three Months Ended December				Twelve Months Ended December
	2016	2015	% Change	% Change Currency Neutral**	2016	2015	% Change	% Change Currency Neutral**

Coalition revenues
Outdoor & Action Sports	$2,133,229	$2,100,662	2%	2%	$7,533,145	$7,400,446	2%	2%
Jeanswear	696,515	736,519	(5%)	(4%)	2,737,701	2,792,244	(2%)	0%
Imagewear	297,921	259,341	15%	15%	1,103,813	1,082,565	2%	2%
Sportswear	162,325	195,511	(17%)	(17%)	536,302	635,056	(16%)	(16%)
Other	30,584	34,246	(11%)	(11%)	108,042	122,344	(12%)	(12%)

Total coalition revenues	$3,320,574	$3,326,279	0%	1%	$12,019,003	$12,032,655	0%	1%

Coalition profit (a)
Outdoor & Action Sports	$384,795	$385,723	0%	8%	$1,226,208	$1,266,763	(3%)	3%
Jeanswear	103,348	140,641	(27%)	(29%)	491,912	535,385	(8%)	(8%)
Imagewear	55,247	39,332	40%	35%	179,793	157,959	14%	10%
Sportswear	10,492	28,411	(63%)	(63%)	36,648	78,879	(54%)	(54%)
Other	(1,271)	(343)	*	*	(4,403)	15,135	*	*

Total coalition profit	552,611	593,764	(7%)	(3%)	1,930,158	2,054,121	(6%)	(2%)

Corporate and other expenses (b)	(232,185)	(54,918)	*	*	(428,931)	(265,166)	62%	62%
Interest, net	(21,580)	(20,406)	6%	6%	(85,636)	(81,620)	5%	5%

Income before income taxes	$298,846	$518,440	(42%)	(38%)	$1,415,591	$1,707,335	(17%)	(13%)

* Calculation not meaningful
**Refer to currency neutral definition on the following pages.

(a) Restructuring charges totaling $43.3 million incurred in the fourth quarter of 2016 reduced fourth quarter and full year coalition profit for the periods ended December 2016 as follows: Outdoor & Action Sports $17.4 million; Jeanswear $20.4 million; Imagewear $1.3 million; Sportswear $2.9 million; and Other $1.3 million.

(b) Corporate and other expenses includes $79.6 million of goodwill and intangible asset impairment charges, a $50.9 million pension settlement charge and $14.8 million in restructuring charges in both the fourth quarter and full year periods ended December 2016.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)

	As reported	Goodwill and Intangible	Restructuring	Pension Settlement
Three Months Ended December 2016	under GAAP	Asset Impairment Charges	Charges	Charge	Adjusted

Gross margin	$1,630,169	$-	$23,275	$-	$1,653,444

Selling, general and administrative expenses	1,310,048	(79,644)	(34,816)	(50,922)	1,144,666

Operating income	320,121	79,644	58,091	50,922	508,778

Income from continuing operations (a)	264,333	64,124	43,669	31,368	403,494

Diluted earnings per share (b)	0.63	0.15	0.10	0.08	0.97

	As reported	Goodwill and Intangible	Restructuring	Pension Settlement
Twelve months ended December 2016	under GAAP	Asset Impairment Charges	Charges	Charge	Adjusted

Gross margin	$5,822,668	$-	$23,275	$-	$5,845,943

Selling, general and administrative expenses	4,323,442	(79,644)	(34,816)	(50,922)	4,158,060

Operating income	1,499,226	79,644	58,091	50,922	1,687,883

Income from continuing operations (a)	1,172,527	64,124	43,669	31,368	1,311,688

Diluted earnings per share (b)	2.78	0.15	0.10	0.07	3.11

(a) Goodwill and intangible asset impairment charges, restructuring charges, and the pension settlement charge are presented net of income taxes of $15.5 million, $14.4 million and $19.5 million, respectively, for the three and twelve month periods ended December 2016.

(b) Amounts shown in the table have been calculated using unrounded numbers.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of impairment charges for goodwill and intangible assets, pension settlement charges and restructuring charges. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Currency Neutral Adjusted Basis
(Unaudited)
(In thousands)

Three Months Ended December 2016	As Reported under GAAP	Adjust for Goodwill and Intangible Asset Impairment Charges (a)	Adjust for Restructuring Charges (a)	Adjust for Pension Settlement Charge (a)	Adjusted	Adjust for Foreign Currency Exchange	Currency Neutral Adjusted

Coalition profit
Outdoor & Action Sports	$384,795	$-	$17,401	$-	$402,196	$30,596	$432,792
Jeanswear	103,348	-	20,357	-	123,705	(3,509)	120,196
Imagewear	55,247	-	1,308	-	56,555	(1,977)	54,578
Sportswear	10,492	-	2,921	-	13,413	-	13,413
Other	(1,271)	-	1,277	-	6	-	6

Total coalition profit	552,611	-	43,264	-	595,875	25,110	620,985

Corporate and other expenses	(232,185)	79,644	14,827	50,922	(86,792)	(333)	(87,125)
Interest, net	(21,580)	-	-	-	(21,580)	-	(21,580)

Income from continuing operations before income taxes	$298,846	$79,644	$58,091	$50,922	$487,503	$24,777	$512,280
Diluted earnings per share growth (b)	(33%)	16%	11%	8%	3%	5%	8%

Twelve Months Ended December 2016	As Reported under GAAP	Adjust for Goodwill and Intangible Asset Impairment Charges (a)	Adjust for Restructuring Charges (a)	Adjust for Pension Settlement Charge (a)	Adjusted	Adjust for Foreign Currency Exchange	Currency Neutral Adjusted

Coalition profit
Outdoor & Action Sports	$1,226,208	$-	$17,401	$-	$1,243,609	$82,419	$1,326,028
Jeanswear	491,912	-	20,357	-	512,269	497	512,766
Imagewear	179,793	-	1,308	-	181,101	(6,057)	175,044
Sportswear	36,648	-	2,921	-	39,569	-	39,569
Other	(4,403)	-	1,277	-	(3,126)	-	(3,126)

Total coalition profit	1,930,158	-	43,264	-	1,973,422	76,859	2,050,281

Corporate and other expenses	(428,931)	79,644	14,827	50,922	(283,538)	(485)	(284,023)
Interest, net	(85,636)	-	-	-	(85,636)	-	(85,636)

Income from continuing operations before income taxes	$1,415,591	$79,644	$58,091	$50,922	$1,604,248	$76,374	$1,680,622
Diluted earnings per share growth (b)	(9%)	5%	3%	2%	2%	5%	7%

(a) Restructuring charges totaling $43.3 million incurred in the fourth quarter of 2016 reduced fourth quarter and full year coalition profit for the periods ended December 2016 as follows: Outdoor & Action Sports $17.4 million; Jeanswear $20.4 million; Imagewear $1.3 million; Sportswear $2.9 million; and Other $1.3 million. Corporate and other expenses includes $79.6 million of goodwill and intangible asset impairment charges, a $50.9 million pension settlement charge and $14.8 million in restructuring charges in both the fourth quarter and full year periods ended December 2016. There were no material foreign currency impacts related to these charges in the fourth quarter and full year periods ended December 2016.

(b) Amounts shown in the table have been calculated using unrounded numbers.

Currency Neutral Adjusted Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of impairment charges for goodwill and intangible assets, pension settlement charges and restructuring charges. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Currency Neutral Basis
(Unaudited)
(In thousands)

	Three Months Ended December 2016

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$2,133,229	$14,364	$2,147,593
Jeanswear	696,515	12,617	709,132
Imagewear	297,921	(455)	297,466
Sportswear	162,325	-	162,325
Other	30,584	-	30,584

Total coalition revenues	$3,320,574	$26,526	$3,347,100

Coalition profit
Outdoor & Action Sports	$384,795	$30,596	$415,391
Jeanswear	103,348	(3,509)	99,839
Imagewear	55,247	(1,977)	53,270
Sportswear	10,492	-	10,492
Other	(1,271)	-	(1,271)

Total coalition profit	552,611	25,110	577,721

Corporate and other expenses	(232,185)	(333)	(232,518)
Interest, net	(21,580)	-	(21,580)

Income from continuing operations before income taxes	$298,846	$24,777	$323,623

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Currency Neutral Basis
(Unaudited)
(In thousands)

	Twelve Months Ended December 2016

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$7,533,145	$36,879	$7,570,024
Jeanswear	2,737,701	57,890	2,795,591
Imagewear	1,103,813	(128)	1,103,685
Sportswear	536,302	-	536,302
Other	108,042	-	108,042

Total coalition revenues	$12,019,003	$94,641	$12,113,644

Coalition profit
Outdoor & Action Sports	$1,226,208	$82,419	$1,308,627
Jeanswear	491,912	497	492,409
Imagewear	179,793	(6,057)	173,736
Sportswear	36,648	-	36,648
Other	(4,403)	-	(4,403)

Total coalition profit	1,930,158	76,859	2,007,017

Corporate and other expenses	(428,931)	(485)	(429,416)
Interest, net	(85,636)	-	(85,636)

Income from continuing operations before income taxes	$1,415,591	$76,374	$1,491,965

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
VP, Investor Relations and Financial Planning & Analysis
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications